Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS NAMES A. MARK ZEFFIRO AS NEW CHIEF FINANCIAL OFFICER

BLOOMFIELD HILLS, Michigan, June 2, 2008 – TriMas Corporation (NYSE: TRS) - a diversified growth company of specialty niche businesses – today announced that A. Mark Zeffiro, has joined its executive management team as Chief Financial Officer, effective immediately. Zeffiro joins the company with twenty years of financial management and business experience at General Electric Company (GE) and Black and Decker Corporation.

“We are pleased to be adding such a qualified and experienced member to our team,” commented Grant Beard, TriMas President and Chief Executive Officer. “Mark’s financial, operational and strategic experience will be important to TriMas as we continue to expand both in the United States and internationally and we drive enhanced operational performance across our business portfolio.”

During his four-year tenure with Black and Decker, Zeffiro most recently served as Vice President of Finance for the Global Consumer Product Group where he had responsibility for financial and operational activities within the United States, Europe, Latin America and China, including growth, profit improvement and cost reduction initiatives. From 2003 to 2004, Zeffiro served as Chief Financial Officer of First Quality Enterprises, a producer of consumer products distributed through health care management and retail channels both domestically and globally. From 1988 to 2003, he held a series of operational and financial leadership positions of increasing responsibility at GE, concluding his 15 year service there as Chief Financial Officer of its $3 billion medical imaging manufacturing division. Zeffiro also has leadership experience in mergers/acquisitions, business process improvement, audit and financial planning and analysis.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide.  TriMas Corporation is organized into five strategic business groups: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas Corporation has nearly 5,000 employees at 70 different facilities in 10 countries.  For additional information, please visit www.trimascorp.com.

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